SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.        )

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TELOS CORPORATION
(Name of Registrant as Specified In Its Certificate)

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Telos Corporation
19886 Ashburn Road
Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 13, 2002

To the 12% Cumulative Exchangeable Redeemable Preferred Stockholders (the “Stockholders”) of TELOS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation., a Maryland corporation (the “Company”), will be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on November 13, 2002 at 9:30 a.m., Eastern Standard Time, for the following purposes:

1.    ELECTION OF DIRECTORS.    To elect two Class D Directors of the Board of Directors to serve until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified; and

2.    OTHER BUSINESS.    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The	foregoing items of business are more fully described in the Information Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 27, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Michelle Wertz
Corporate Secretary

Ashburn, Virginia
September 30, 2002

To be Mailed to Stockholders on or about October 7, 2002

TELOS CORPORATION
19886 Ashburn Road
Ashburn, Virginia 20147

INFORMATION STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 13, 2002

This Information Statement is furnished by Telos Corporation, a Maryland corporation (“Telos” or the “Company”), formerly known as C3, Inc., to the holders of the Company’s 12% Cumulative Exchangeable Redeemable Preferred Stock (“Exchangeable Preferred Stock”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) of the Company to be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia 20147 on November 13, 2002 at 9:30 a.m., Eastern Standard Time, or any adjournment of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (“Annual Meeting Notice”).

This Information Statement will be mailed to holders of the Exchangeable Preferred Stock on or about October 11, 2002 together with the Annual Meeting Notice and the Company’s 2001 Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Nominations

Telos has received nominations for election as Class D Directors for the following persons:

Geoffrey Baker
Malcolm Sterrett

The Board of Directors of Telos does not take any position with respect to the election of any of the nominees as Class D Directors, is not soliciting any proxies in connection with the election of Class D Directors at the Annual Meeting and does not make any recommendation “For” or “Against” the election of any nominee.

Voting At Meeting

The record date for determining the shareholders entitled to vote at the Annual Meeting is September 27, 2002 (“Record Date”). As of April 4, 2002, the date of the 2001 10K filing, there were 3,185,586 shares of Exchangeable Preferred Stock outstanding. Each share of Exchangeable Preferred Stock is entitled to one vote at the Annual Meeting on the election of Class D Directors and may be voted for as many individuals as there are Class D Directors to be elected. The purpose of the Annual Meeting is to allow the holders of the Exchangeable Preferred Stock to elect two (2) Class D Directors to the Telos Board of Directors. The Company has received two (2) nominations for these two (2) Class D Director positions. Holders of Exchangeable Preferred Stock are not entitled to vote at the Annual Meeting on the election of any directors other than Class D Directors. There is no cumulative voting. Directors are elected by a plurality of the votes cast with a quorum present. A quorum consists of shareholders representing, either in person or by proxy, a majority of the outstanding shares of each class of stock entitled to vote at the Annual Meeting. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the security ownership of management and those persons believed by the Company to be beneficial owners of more than 5% of the Company’s Class A Common Stock, Class B Common Stock and Exchangeable Preferred Stock at June 30, 2002.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2002	Percent of Class (G)
Class A Common Stock	John R. Porter Redbus Interhouse Plc Sovereign House 227 Marsh Wall London E14 9SD	22,190,718 shares (A)	80.52%

Class A Common Stock	C3, Inc. 401(k) Plan and Telos Corporation Savings Plan c/o Telos Corporation 19886 Ashburn Road Ashburn, VA 20147	3,658,536 shares	17.28%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2002	Percent of Class (G)
Class B Common Stock	Graphite Enterprise Trust Berkeley Square House Berkeley Square, 4th Floor London W1J 6BQ England	2,102,450 shares (B)	52.07%

Class B Common Stock	Hare and Company C/o Bank of New York PO Box 11203 New York, NY 10004	1,186,720 shares	29.39%

Class B Common Stock	Cudd & Company 11th Floor, 4 New York Plaza New York, NY 10004	669,888 shares	16.59%

Class A Common Stock	David S. Aldrich	720,781 shares (C)	3.29%

Class A Common Stock	Michael P. Flaherty	149,298 shares (C)	0.70%

Class A Common Stock	Robert J. Marino	658,313 shares (C)	3.02%

Class A Common Stock	Thomas J. Ferrara	46,648 shares (C)	0.22%

Class A Common Stock	John B. Wood	1,729,861 shares (C)	7.57%

Class A Common Stock	All Officers and Directors as a Group (9 persons)	3,315,021 shares (D)	13.60%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2002	Percent of Class (G)
12% Cumulative Exchangeable Redeemable Preferred Stock	Value Partners, Ltd. 2200 Ross Avenue, Suite 4660 Dallas, TX 75201 Fisher Ewing Partners 2200 Ross Avenue, Suite 4660 Dallas, TX 75201	714,317 shares (E)	22.42%

12% Cumulative Exchangeable Redeemable Preferred Stock	Wynnefield Ptnrs. Small Cap Value., L.P. One Penn Plaza, Suite 4720 New York, NY 10119 Channel Partnership II, L.P. One Penn Plaza, Suite 4720 New York, NY 10119 Wynnefield SmallCap Value Offshore Fund, Ltd. One Penn Plaza, Suite 4720 New York, NY 10119	228,500 shares (F)	7.17%

(A)	Mr. Porter’s holdings include 6,388,916 shares of Class A Common Stock purchasable upon exercise of a warrant.

(B)
F&C Nominees Limited responded to the Company’s request for the names and addresses of the beneficial owners of the Company’s Class B Common Stock held by F&C Nominees Limited by providing the following information: Graphite Enterprise Trust PLC – 1,681,959 shares, Graphite Enterprise Trust L.P. – 420,490 shares, effective August, 2001.

(C)
The common stock holdings of Messrs. Aldrich, Flaherty, Marino, Ferrara and Wood include 1,889; 1,298; 21,861; 10,648 and 39,244 shares of the Company’s Class A Common Stock, respectively, held for their beneficial interest by the C3, Inc. 401(k) Plan and Telos Corporation Savings Plan. Messrs. Aldrich, Flaherty, Marino, Ferrara and Wood hold options to acquire 710,500; 148,000; 614,400; 36,000; and 1,682,225 shares of the Company’s Class A Common Stock, respectively, in addition to their current common stock holdings. These shares are purchasable upon exercise of the options and are exercisable within 60 days of June 30, 2002.

(D)
The common stock holdings of the Company’s officers and directors as a group include 76,060 shares of the Company’s Class A Common Stock held for their beneficial interest by the C3, Inc. 401(k) Plan and Telos Corporation Savings Plan. Under the Company’s stock option plan and certain stock option agreements, all officers and directors as a group hold options to acquire 3,200,125 shares of Class A Common Stock which are exercisable within 60 days of June 30, 2002.

(E)
Value Partners Ltd. (“VP”) and Fisher Ewing Partners (“FEP”) have filed jointly a Schedule 13D under which they disclosed that they may act as a “group” within the meaning of Section 13(d) of the Securities Exchange Act. Each of the reporting persons disclosed that it may be deemed to beneficially own the aggregate of 714,317 shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively. According to an Amendment to the Schedule 13D filed on May 10, 1996 and subsequent filings, each of FEP and Timothy G. Ewing and Richard W. Fisher may be deemed to have the sole power to vote and to dispose of the shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively.

(F)
Wynnefield Partners SmallCap Value, L.P., (“WPSCV”), Channel Partnership II, L.P. (“CP”), and Wynnefield SmallCap Value Offshore Fund, Ltd. (“WSCVOF”) have jointly filed a Schedule 13D under which they disclosed they may act as a “group” within the meaning of Section 13(d) of the Securities Exchange Act. Each of the reporting persons disclosed that it may be deemed to beneficially own the aggregate of 228,500 shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively. According to the Schedule 13D, Nelson Obus and Joshua Landes, by virtue of their status as general partners of WPSCV, Mr. Obus as general partner of CP and Messrs. Obus and Landes, as officers of WSCVOF’s investment manager, have the power to vote or to direct the vote and the power to dispose and to direct the disposition of the shares of Exchangeable Preferred Stock owned by WPSCV, CP and WSCVOF, respectively.

(G)	Percentage ownership of each class of stock is calculated in accordance with the SEC’s rules (see 17 CFR ss.240.13d-3(d)(1)(i)).

Biographical Information of Directors and Executive Officers

The term of each of the directors to be elected at the Annual Meeting continues until the next annual meeting of shareholders and until his/her successor is elected and qualified, except the Class D Director positions which will terminate whenever all accumulated dividends on the Exchangeable Preferred Stock have been paid.

John B. Wood, Executive/Chairman of the Board and Director

Mr. Wood (age 39) has served as Executive Chairman of the Board since March 8, 2000 and assumed the role of Chairman of the Board on March 26, 2002. From January 1994 until March 8, 2000, Mr. Wood served as President and Chief Executive Officer of the Company. Mr. Wood has also served as Chairman and CEO of Enterworks, Inc. since January 1996. Between 1992 and 1994, Mr. Wood served as Chief Operating Officer and as an Executive Vice President of the Company. Prior to joining the Company, Mr. Wood founded a boutique investment-banking firm on Wall Street.

Dr. Fred Charles Iklé, Director

Dr. Iklé (age 77) was elected to the Company’s Board of Directors on January 31, 1994 and was elected Chairman of the Board in January 1995 and resigned from his position as Chairman of the Board on March 26, 2002. He is Chairman of Conservation Management Corporation and a member of the Defense Policy Board of the Secretary of Defense. Dr. Iklé is on the Board of Governors of the Smith Richardson Foundation and is a Distinguished Scholar at the Center for Strategic & International Studies. From 1981 to 1988, Dr. Iklé served as Under Secretary of Defense for Policy.

David S. Aldrich, President, Chief Executive Officer and Director

Mr. Aldrich (age 43) was appointed to the positions of President and Chief Executive Officer of the Company on March 8, 2000. He was elected to the Board of Directors on February 8, 2000. He was appointed to the position of Chief Operating Officer of the Company in January 1999. He joined the Company in September 1996 as Vice President, Corporate Development and Strategy. Prior to joining the Company, he was a partner in the Financial Advisory Services Group—Corporate Finance at Coopers & Lybrand L.L.P. Prior to joining Coopers & Lybrand L.L.P. in 1991, Mr. Aldrich was Senior Vice President at Dean Witter Capital Corp., the merchant banking arm of Dean Witter Reynolds, Inc.

Norman P. Byers, Director

Mr. Byers (age 55) was elected to the Board of Directors on January 31, 1994. He is Vice President and General Manager of Foxhunt Incorporated, a provider of contract and long-term technical staffing and executive recruiting services in McLean, Virginia. Previously, Mr. Byers was President and CEO of Virginia based Classwise, Incorporated, a distance learning ISP. Prior to his work at Classwise, Mr. Byers was COO of The Carpe Diem Group, President of Telos International Corporation, and managing partner of International Strategies Limited. From 1968 until his retirement in 1989, Mr. Byers served in a variety of operational and staff positions in the United States Air Force.

Malcolm M. B. Sterrett, Class D Director

Mr. Sterrett (age 59) is a private investor and was elected to the Company’s Board of Directors on July 31, 1998 as Class D Director. From 1989 to 1993, he was a partner at the law firm of Pepper Hamilton & Scheetz in Washington, D.C. From 1988 to 1989, he served as General Counsel to the U.S. Department of Health and Human Services and from 1982 to 1988; he was a Commissioner on the U.S. Interstate Commerce Commission. Prior thereto, he was Vice President and General Counsel to the United States Railway Association and served as Staff Director and Counsel to the U.S. Senate Committee on Commerce, Science and Transportation. Mr. Sterrett is also a member of the Board of Directors of Trans World Corporation.

Geoffrey B. Baker, Class D Director

Mr. Baker (age 53) is a private investor and was appointed as a Class D Director on November 6, 2001. Since 1983, Mr. Baker has been a partner in Baker & Donaldson, a private investment firm. Previously, he served as Legislative Director to U.S. Senator Lowell P. Weicker, Jr., and as counsel to the U.S. Senate Committee on Commerce, Science and Transportation. A graduate of Stanford University and of the Georgetown University Law Center, he has served on public and private corporate boards and currently serves as Chairman of the Governing Board of St. Albans School, Washington, D.C.

Thomas J. Ferrara, Chief Financial Officer and Treasurer

Mr. Ferrara (age 44) was appointed Chief Financial Officer of the Company on September 14, 2000. He was elected Vice President of Finance and Accounting and Treasurer on February 8, 2000. He joined the Company in 1994 as Director of Pricing and was responsible for all pricing of major contracts and Company forecasts. Prior to joining Telos, Mr. Ferrara was the Accounting Manager for Cordant, a privately held government contractor.

Michael P. Flaherty, Executive Vice President, General Counsel and Chief Administrative Officer

Mr. Flaherty (age 57) was appointed Executive Vice President, General Counsel and Chief Administrative Officer on January 3, 2001. Prior to joining Telos Corporation, Mr. Flaherty was of counsel in the law firm of O’Donnell & Shaeffer, LLC and principal shareholder and Chief Executive Officer of First Continental Group, Inc. Mr. Flaherty has extensive experience in all aspects of civil litigation, serving as lead trial counsel for major corporations. Mr. Flaherty has also served as General Counsel of the U.S. House of Representatives Committee on Banking, Finance and Urban Affairs and Counsel to the Speaker of the House of Representatives. Additionally, Mr. Flaherty is the past chairman of the Executive Committee of the Federal Bar Association’s Banking Law Committee.

Robert J. Marino, Executive Vice President and Chief Sales and Marketing Officer

Mr. Marino (age 65) joined the Company in 1988 as Senior Vice President of Sales and Marketing. In 1990, his responsibilities were expanded to include Program Management in addition to Sales and Marketing. On January 1, 1994, Mr. Marino was appointed to President of Telos Systems Integration, and on January 1, 1998, he was appointed to his current position. Prior to joining the Company in February 1988, Mr. Marino held the position of Senior Vice President of Sales and Marketing with Centel Federal Systems and M/A-COM Information Systems, both of which are U.S. Government contractors.

Michelle Wertz, Vice President of Human Resources and Corporate Secretary

Ms. Wertz (age 39) was appointed Vice President, Human Resources for Telos Corporation in July of 2000 and Corporate Secretary in September, 2000. Ms. Wertz joined Telos in May, 1998 to revamp the Recruiting and Retention activities for the company leading to her position as Vice President, Resource Management in December of 1999. Ms. Wertz’ previous Human Resources experience from 1995–1998 includes working for America Online, IPR Staffnet and Total Systems Solutions to provide technical and professional staffing solutions and best practice recruiting strategies.

Each of the directors and executive officers of the Company is a United States citizen.

Biographical Information of Nominated Directors

Malcolm M. B. Sterrett, Class D Director*

Mr. Sterrett (age 59) is a private investor and was elected to the Company’s Board of Directors on July 31, 1998 as part of the preferred stockholders class. From 1989 to 1993, he was a partner at the law firm of Pepper Hamilton & Scheetz in Washington, D.C. From 1988 to 1989, he served as General Counsel to the U.S. Department of Health and Human Services and from 1982 to 1988; he was a Commissioner on the U.S. Interstate Commerce Commission. Prior thereto, he was Vice President and General Counsel to the United States Railway Association and served as Staff Director and Counsel to the U.S. Senate Committee on Commerce, Science and Transportation. Mr. Sterrett is also a member of the Board of Directors of Trans World Corporation.

Geoffrey B. Baker, Class D Director*

Mr. Baker (age 53) is a private investor and was appointed as a Class D Director on November 6, 2001. Since 1983, Mr. Baker has been a partner in Baker & Donaldson, a private investment firm. Previously, he served as Legislative Director to U.S. Senator Lowell P. Weicker, Jr., and as counsel to the U.S. Senate Committee on Commerce, Science and Transportation. A graduate of Stanford University and of the Georgetown University Law Center, he has served on public and private corporate boards and currently serves as Chairman of the Governing Board of St. Albans School, Washington, D.C.

* Current Class D Directors

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2001 (the “Last Fiscal Year”), the Board of Directors held four meetings. The Board of Directors has three standing committees: the Audit Committee, the Executive Committee and the Compensation Committee.

The Audit Committee, which consists of Directors Byers and Sterrett, (member since 2001) with one vacancy, was established to review, in consultation with the independent auditors, the Company’s financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee met 4 times during the last fiscal year.

The Executive Committee, which consists of Directors Iklé, Wood, and Aldrich, was established to exercise the authority of the Board of Directors when the Board of Directors is not in session as to those matters that has been properly delegated to an executive committee, pursuant to Maryland law. The Executive Committee met 6 times during the last fiscal year.

The Compensation Committee, which consists of Directors Iklé and Byers with one vacancy, was established to review and approve the compensation of the Executive Chairman, President and CEO of the Company. The Compensation Committee has two established subcommittees. The first subcommittee for Options, consists of Directors Iklé, Byers and Wood to review and approve the grant of stock options under the Company’s Option Plans for Telos of Maryland. The second subcommittee for Benefits, consists of Director Aldrich, Executive Vice President and General Counsel, Flaherty and Vice President of Human Resources and Corporate Secretary, Wertz. The Compensation Committee met one time during the last fiscal year.

Audit Committee

On November 29, 2000, the Board adopted a charter for the Audit Committee. Pursuant to the charter, the Audit Committee, among other things, makes recommendations as to the engagement and fees of the independent auditors, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of such statements, monitors the functioning for the Company’s accounting and internal control systems by meeting with representatives of management and the independent auditors to review and approve transactions between the Company and its directors, officers and affiliates. In addition, in accordance with the regulations of the Securities and Exchange Commission, the Audit Committee has issued the following report.

Audit Committee Report

The information in this report is not deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board in Independence Standards Board Standard No. 1.

The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. PricewaterhouseCoopers LLP has been the principal accountant for the Company since the fiscal year ended December 31, 1997. The audit committee members specifically discussed the payment of “Other Fees” to the independent auditors, and determined that the amounts of “Other Fees” were not so significant as to question the independence of the independent auditors.

Submitted by the Audit Committee:

Mr. Norman P. Byers
Mr. Malcolm M.B. Sterrett

Compensation Committee Report

The information in this report is not deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

The Company’s executive compensation program is intended to attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company. Officers of the Company are paid salaries in line with their responsibilities and are generally comparable to industry standards. Executive officers are also eligible to receive discretionary bonuses upon the achievement of revenue, profit and other goals established by the Company as an incentive for superior individual, group and corporate performance. Likewise, discretionary stock option grants to officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Such stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers and also to their expected future contributions and prior option grants. All executive officers are also significant shareholders and/or holders of options to purchase significant amounts of Common Stock. It is the intent of the Compensation Committee that to the extent that the performance of such individual officers translates into an increase in the value of the Common Stock, all shareholders, including such officers, share the benefits.

Compensation of the Executive Chairman

The Compensation Committee will annually review and approve the compensation of the Executive Chairman of the Company. The Board believes that Mr. Wood, the Company’s Executive Chairman, is paid a reasonable salary based on his performance and the achievement of revenue, profit and other goals established by the Company. Mr. Wood is also eligible to receive discretionary bonuses upon the achievement of specific revenue, profit and other goals for the Company as a whole. Consistent with the intent of the Compensation Committee, Mr. Wood is a significant beneficial shareholder of the Company through the Company’s stock option plans, and if Mr. Wood’s performance as Executive Chairman translates into an increase in the value of the common stock for each shareholder, including Mr. Wood, all will share the benefit.

The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s shareholders. Because the compensation of certain executive officers will or may exceed $1 million in any year, the provisions of Section 162 (m) of the code may limit the deductibility of such compensation unless an exception to such limitations is available. Because of the uncertainties surrounding the application and interpretation of such limits, no assurance can be given that such compensation will be deductible.

Submitted by the Compensation Committee:

Dr. Fred Iklé
Mr. Norman P. Byer

Certain Relationships and Related Transactions

Information concerning certain relationships and related transactions between the Company and certain of its current and former officers and directors is set forth below.

Mr. John R. Porter, the owner of a majority of the Company’s Class A Common Stock, has a consulting agreement with the Company. Mr. Porter has received compensation (consulting fees and expenses) in the amount of $260,000 per annum by the Company in 2001, 2000, and 1999.

Mr. Gerald Calhoun, former Vice President of Human Resources and Corporate Secretary, entered into a settlement agreement with the Company to resolve a dispute over Mr. Calhoun’s employment contract with the Company. The Company agreed to pay Mr. Calhoun 24 months of severance in installments from 2000 until 2002 and to provide certain benefits consistent to his employment contract. Mr. Calhoun’s payment of salary and fringe benefits amortizes to approximately $189,000 per annum. Under the agreement, the Company extended the option term of Mr. Calhoun’s vested options until their expiration date in September 2001.

Mr. William L.P. Brownley, former Vice President and General Counsel of the Company, entered into a settlement agreement with the Company whereby he will serve in an “of counsel” capacity to the Company from December 31, 2000 through March 31, 2003 and provide certain benefits consistent with his employment contract. Mr. Brownley will be paid $220,000 per annum from January 1, 2001 through March 31, 2003.

Mr. Lorenzo Tellez, former Chief Financial Officer, Treasure and Vice President of the Company, resigned from such positions in December 1999. Mr. Tellez has received compensation of $219,000 per annum and payment of certain benefits, consistent with his employment contract with the Company until December 2001. The Company continues its arbitration regarding Mr. Tellez’ claim for additional compensation.

The Company sponsors a defined contribution employee savings plan known as the Telos Shared Savings Plan (“the Plan”). Under the Plan, all full-time employees are eligible to participate. The Company, as the sponsor of the Plan, has the right to appoint and remove the individual who serve as Trustees for the Plan. As of June 30, 2002, the Trustees of the Plan appointed by the Board of Directors are: Michelle Wertz, Corporate Secretary and Vice President of Human Resources; Richard Tracy, Senior Vice President of Xacta Corporation, a wholly-owned subsidiary of the Company; Edward Williams, Senior Vice President Operations; and David Pearson, Corporate Controller.

Executive Compensation

Summary Compensation Table.    The following table shows the cash compensation paid by the Company as well as certain other compensation paid or accrued, to the chief executive officer and the four other most highly compensated executive officers of the Company in fiscal year 2001 for the years ended December 31, 2001, 2000 and 1999.

Name and Principal Position	Year	Salary		Bonus	Long-Term Compensation (1) Options/SARs (#)		All Other Compensation (5)
John B. Wood (Executive Chairman)	2001 2000 1999	$350,002 350,002 348,574	(7) (7)	$125,000 — 245,000	310,000 — 2,000,000	(2) (3)	$28,859 18,100 13,000	(6) (6) (6)

David S. Aldrich (President and Chief Executive Officer)	2001 2000 1999	$350,002 332,894 205,119		$125,000 — 245,000	310,000 250,000 200,000	(2) (2) (3)	$34,784 18,100 —	(6) (6)

Thomas J. Ferrara (Treasurer and Chief Financial Officer)	2001 2000 1999	$160,205 133,561 98,435		$ 80,000 — 50,000	— 128,000 27,500	(2) (3)(4)	$ 6,771 5,100 2,953

Robert J. Marino (Executive V.P. and Chief Sales and Marketing Officer)	2001 2000 1999	$222,390 211,706 206,003		$76,000 — 100,000	— 292,900 200,000	(2) (3)	$23,517 5,100 5,000

Michael P. Flaherty (Executive V.P., General Counsel and Chief Administrative Officer)	2001 2000 1999	$300,018 — —		$132,692 — —	300,000 30,000 76,667	(2) (4) (3)(4)	$ 6,229 — —

(1)	There are no restricted stock awards or payouts pursuant to long-term investment plans.
(2)	Options granted in 2001 and 2000 are in Telos, Telos, Delaware, and Xacta common stock.
(3)	Options granted in 1999 are in Enterworks, Inc.’s common stock.
(4)	Options granted in 2000 and 1999 are in the Company’s Class A common stock.
(5)
All other compensation represents Company contributions on behalf of the executive officers to the Telos Shared Savings Plan, and life insurance premiums paid by the Company for the benefit of the executives.

(6)	Included in these amounts are $10,000 in 2001, $13,000 in 2000, and $8,000 in 1999 for director’s fees paid.
(7)	The Company and its affiliate, Enterworks, Inc., have an agreement whereby Enterworks, Inc. reimburses the Company for $250,000 of Mr. Wood’s annual salary.

Stock Option Grants

The Summary Table of Options/SAR Grants in the Last Fiscal Year is set forth below for the stock option grants in 2001.

Name and Principal Position	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARS Granted	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation of 5% or 10% for Option Term
John B. Wood (Executive Chairman)	10,000(1) 250,000(2) 250,000(3)	0.5% 13.2% 13.2%	$1.07 $3.85 $0.75	May 2011 Jan. 2011 Jan. 2011	$6,800 / $17,100 $602,500 / $1,535,000 $120,000 / $300,000

David S. Aldrich (President and Chief Executive Officer)	10,000(1) 250,000(2) 250,000(3)	0.5% 13.2% 13.2%	$1.07 $3.85 $0.75	May 2011 Jan. 2011 Jan. 2011	$6,800 / $17,100 $602,500 / $1,535,000 $120,000 / $300,000

Thomas J. Ferrara (Treasurer and Chief Financial Officer)	—	—	—	—	—

Robert J. Marino (Executive V.P. and Chief Sales and Marketing Officer)	—	—	—	—	—

Michael P. Flaherty (Executive V.P., General Counsel and Chief Administrative Officer	100,000(1) 100,000(2) 100,000(3)	5.3% 5.3% 5.3%	$1.07 $3.85 $0.75	May 2011 Jan. 2011 Jan. 2011	$68,000 / $171,000 $241,000 / $614,000 $48,000 / $120,000

(1)	Options granted in 2001 were in the common stock of Telos.
(2)	Options granted in 2001 were in the common stock of Telos Delaware, Inc.
(3)	Options granted in 2001 were in the common stock of Xacta Corporation.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

This table sets forth (see page 12), as to the individuals named in the Summary Compensation table, the number of shares acquired during such period through the exercise of options, and the number of shares subject to and value of all unexercised options held as of December 31, 2001.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End Exercisable/Unexercisable (1)	Value of Unexercised In-the-Money Options/SARs at FY-End Exercisable/Unexercisable (2)
John B. Wood (Executive Chairman)	—	—	3,741,225 / 1,486,766	$516,714 / $117,452

David S. Aldrich (President and Chief Executive Officer)	—	—	1,088,500 / 581,500	$18,000 / $0

Thomas J. Ferrara (Treasurer and Chief Financial Officer)	—	—	81,000 / 99,500	$750 / $0

Robert J. Marino (Executive V.P. and Chief Sales and Marketing Officer)	—	—	814,000 / 375,900	$15,075 / $15,075

Michael P. Flaherty (Executive V.P., General Counsel and Chief Administrative Officer)	—	—	148,667 / 298,000	$0 / $0

(1)
These aggregate amounts include exercisable options to purchase the common stock of Enterworks, Inc. for 2,060,000 shares held by Mr. Wood, 400,000 shares held by Mr. Aldrich, 7,500 shares held by Mr. Ferrara, 200,000 shares held by Mr. Marino and 16,667 shares held by Mr. Flaherty, respectively.

(2)
These aggregate values include values for exercisable options to purchase the Class A Common Stock of the Company. These values are based upon an estimated fair market value at December 31, 2001 of $1.07 per share for the Company’s Class A Common Stock. These values were derived from valuations performed by an independent third party for the trustees of the Telos Shared Savings Plan, a defined contribution employee savings plan in which substantially all full-time employees are eligible to participate.

Compensation of Directors

During the fiscal year ended December 31, 2001, inside directors, (Wood, Aldrich) were paid fees totaling $10,000 each for Board meetings attended. Outside directors and proxy holders (Mr. Byers and Dr. Bryen) were paid an annual fee of $35,000 each. Outside Class D directors, Mr. Sterrett and Mr. Boland were paid annual fees of $10,000 and $7,500, respectively for 2001. Mr. Boland waived payment of Director fees in 2000 and the first quarter of 2001. Mr. Boland resigned from the Board of Directors on October 2, 2001. The Chairman of the Board, Dr. Iklé, receives $75,000 annually for his services as a proxy holder and director. Dr. Ikle resigned as Chairman on March 26, 2002, but will remain as a proxy holder and director. In addition, Mr. Byers receives $5,000 per annum for his services as Proxy Chairman. The compensation paid to Mr. Byers, Dr. Ikle and Dr. Bryen, except for committee service, is paid pursuant to a proxy agreement among the Company, the Defense Security Service and Mr. John R.C. Porter. Dr. Bryen resigned as a proxy holder and director on March 20, 2002 leaving one proxy holder vacancy.

Effective March 27, 2002, the Board of Directors adopted a new annual compensation structure for the Directors, which provides for the following: $25,000 annually for Proxy Holder directors, $25,000 annually for Class D directors, $0 for employee directors and committee participation, $5,000 for the Chairman of the Board’s annual retainer, $5,000 for the Proxy Board Chairman’s annual retainer, $5,000 annually for the Chairmen of the Executive and Audit Committees, $2,000 annually for the Chairmen of the Compensation and Option Committees, $2,000 annually for membership in the Audit or Executive Committees, and each director other than employee directors is entitled to receive $1,250 for each meeting attended, up to four per year.

Employment Contracts

As of December 31, 2001, the Company was a party to employment agreements with certain of its executive officers: Mr. David S. Aldrich, Director, President and Chief Executive Officer; Mr. Robert J. Marino, Chief Sales and Marketing Officer; and Mr. John B. Wood, Director and Executive Chairman. The agreements are for a term of one year and provide for a payment of two years base salary and benefits upon termination, except for cause, or if the agreements are not timely extended. Accordingly, Messrs. Aldrich, Marino, and Wood would receive annually, given their 2001 salary levels, $350,000, $227,000 and $350,000, respectively, for a minimum two-year period. In addition to base salary, the executives are eligible for a discretionary bonus and for the discretionary grant of stock options. The amount, if any, of the discretionary bonus and discretionary stock options is determined at the discretion of the Board of Directors and Executive Chairman. In addition, strategic hires or promotions may increase the number of Executives who receive employment contracts.

Disclosure of Relationship with Independent Accountants

PricewaterhouseCoopers LLP has served as the principal accountant for the Company since the fiscal year ended December 31, 1997. Total fees billed to the Company for PricewaterhouseCoopers LLP services provided to the Company for the fiscal year ended December 31, 2001 are as follows:

Audit Fees	All other Fees	Total Fees
$199,000.00	$48,659.00	$247,659.00

TELOS CORPORATION

By:	/s/ Michelle C. Wertz
Michelle C. Wertz, Corporate Secretary Ashburn, Virginia